 Exhibit (p)(1)

MORGAN STANLEY INVESTMENT MANAGEMENT PUBLIC SIDE1

CODE OF ETHICS AND PERSONAL TRADING GUIDELINES

Effective Date: December 12, 2019

1 Excluding Private Side Employees and AIP Private Markets Employees. These employees should consult the IM Private Side Employee Trading and Investing Policy and the IM Private Side Code of Ethics.

Table of Contents2

I.	INTRODUCTION	3
	A. General	3
	B. Standards of Business Conduct	3
	C. Overview of Code Requirements	3
	D. Definitions	4
	E. Grounds for Disqualification from Employment	8
II.	TYPES OF ACCOUNTS/ACCOUNT OPENING REQUIREMENTS	8
	A. Employee Securities Accounts	8
	B. Fully Managed Account*	9
	C. Other Morgan Stanley Accounts	9
	E. Individual Savings Accounts (“ISAs”) for employees of MSIM Ltd.	10
	F. Mutual Fund Accounts	10
	G. Issuer Purchase Plans	10
	H. Investment Clubs	11
	I. 529 Plans	11
III.	TRADE PRE-CLEARANCE/RESTRICTIONS	11
	A. General	11
	B. Initiating a Transaction	11
	C. Pre-Clearance Valid for One Day Only	11
	D. Restrictions and Requirements for Portfolio Managers and Investment Personnel	12
	E. Employees Designated to be “Above the Wall”	12
	F. Transacting in Morgan Stanley Securities	12
	G. Trading Derivatives	13
	H. Other Restrictions	13
	I. Other Activities Requiring Pre-Clearance	14
IV.	HOLDING REQUIREMENTS AND REPURCHASE LIMITATIONS	14
	A. Proprietary and Sub-advised Mutual Funds	15
	B. Covered Securities	15
	C. Holding Requirements Specific to MSIMJ Employees	15
	D. Holding Requirements Specific to HK Type 9 licensed Employees	15
V.	REPORTING REQUIREMENTS	15
	A. Initial Reporting and Certification	15
	B. Quarterly Reporting and Certification	16
	C. Annual Reporting and Certification	16
VI.	OUTSIDE ACTIVITIES AND PRIVATE INVESTMENTS	17
	A. Approval to Engage in an Outside Activity	17
	B. Approval to Invest in a Private Investment	18
	C. Pre-Clearance Process	18
VII.	CONSULTANTS AND TEMPORARY WORKERS	18
VIII.	REVIEW, INTERPRETATIONS AND EXCEPTIONS	19
IX.	Enforcement AND SANctions	19
X.	RELATED POLICIES	19

2 Previous versions: August 16, 2002, February 24, 2004, June 15, 2004, December 31, 2004, December 15, 2006, May 12, 2008 , August 19, 2010, September 17, 2010, February 15, 2011, March 1, 2011, September 28, 2011, June 29, 2012, September 16, 2013, October 10, 2014, March 26, 2016, December 7, 2017, December 12, 2018, and December 11, 2019.

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I.       INTRODUCTION3

A.	General

The Morgan Stanley Investment Management (“MSIM”) Public Side Code of Ethics (the “Code”) is reasonably designed to prevent legal, business and ethical conflicts, to guard against the misuse of confidential information, and to avoid even the appearance of impropriety that may arise in connection with your personal trading and outside activities as an MSIM employee. It is very important for you to read the “Definitions” section below to understand the scope of this Code, including the individuals, accounts, securities and transactions it covers. You are required to acknowledge receipt and your understanding of this Code at the start of your employment at MSIM or when you become a Covered Person, as defined below, and annually thereafter.

B.	Standards of Business Conduct

MSIM seeks to comply with the Federal securities laws and regulations applicable to its business. The Code is designed to assist you in fulfilling your regulatory and fiduciary duties as an MSIM employee as they relate to your personal securities transactions.

•	Fiduciary Duties. As an MSIM employee, you owe a fiduciary duty to MSIM’s Clients. This means that in every decision relating to personal investments, you must recognize the needs and interests of Clients and place those ahead of any personal interest or interest of the Firm.

•	Personal Securities Transactions and Relationship to MSIM’s Clients. MSIM generally prohibits you from engaging in personal trading in a manner that would distract you from your daily responsibilities. MSIM strongly encourages you to invest for the long term and discourages short-term, speculative trading. You are cautioned that short-term strategies may attract a higher level of regulatory and other scrutiny. Excessive or inappropriate trading that interferes with job performance or that compromises the duty that MSIM owes to its Clients will not be tolerated.

If you become aware that you or someone else may have violated any aspect of this Code, you must report the suspected violation to Compliance immediately.

C.	Overview of Code Requirements

Compliance with the Code is a matter of understanding its basic requirements and making sure the steps you take regarding activities covered by the Code are in accordance with the letter and spirit of the Code. Generally, you have the following obligations:

3 This Code is intended to fulfill MSIM’s requirements under Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Company Act”). Note that there is a separate Code of Ethics for the Morgan Stanley mutual fund family.

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Activity	Code Requirements
Employee Securities Account(s)	Pre-clearance, Reporting
Personal Trading Reporting	Pre-clearance, Holding, Reporting
Participating in an Outside Activity	Pre-clearance, Reporting
Making a Private Investment	Pre-clearance, Reporting

You must examine the specific provisions of the Code for more details on each of these activities and are strongly urged to consult with Compliance if you have any questions.

D.	Definitions

These definitions are here to help you understand the application of the Code to various activities undertaken by you and other persons related to you who may be covered by the Code. The definitions are an integral part of the Code and a proper understanding of them is essential. Refer back to these definitions as you read the Code.

“Access Persons” (for purposes of transacting in Morgan Stanley securities) is defined in the Global Employee Trading, Investing and Outside Business Activities Policy and means those individuals or divisions that, as part of their job function may receive or have access to Morgan Stanley-related material non-public information that is recurring or cyclical in nature.

“Broad-Based Exchange-Traded Funds (“ETFs”)” for purposes of this Code, means exchanged-traded funds with at least US $1 Billion in assets under management that the IM Compliance Department has found to be sufficiently broad-based in the scope of their investment strategy and holdings so as to not to require pre-clearance. See Appendix A for a link to the current list of Broad-Based ETFs.

“Client” means shareholders or limited partners of registered and unregistered investment companies and other investment vehicles, institutional, high net worth and retail separate account clients, employee benefit trusts and all other types of clients advised by MSIM.

“Compliance” means your local Compliance group (New York, London, Singapore, Tokyo and Mumbai).

“Consultant” means a non-employee of MSIM who falls under the definition of a Covered Person.

“Covered Persons” means:

•	All MSIM Employees;

•	All directors and officers of MSIM;

•	Any person (such as certain consultants, leased workers or temporary workers) who provides investment advice to clients on behalf of MSIM, is subject to the supervision and control of MSIM or who has access to nonpublic information regarding any Client’s purchase or sale of securities, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic.
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•	Any person with responsibilities related to MSIM or who supports MSIM as a business and has frequent interaction with Covered Persons or Investment Personnel, as determined by Compliance.

•	Any other persons falling within the definition of “Access Person” under Rule 17j-1 of the Company Act or Rule 204A-1 under the Advisers Act (such as those supervised persons who have access to nonpublic information regarding the portfolio holdings of a client fund) and such other persons that may be so deemed by Compliance from time to time.

The definition of “Covered Person” may vary by location. Contact Compliance if you have any question as to your status as a Covered Person.

“Covered Securities” includes generally:

•	All equity or debt securities, including derivatives of securities (such as options, warrants and American depositary receipts):
•	Futures;
•	Commodities;
•	Securities indices;
•	Exchange-traded funds (excluding Broad-Based ETFs);
•	Open-end mutual funds for which MSIM acts as adviser or sub-adviser (including those funds that consist of Exempt Securities as listed in Schedule A)(but excluding stable NAV Money Market Funds4);
•	Closed-end funds;
•	Corporate and municipal bonds, and similar instruments.

Covered Securities does not include “Exempt Securities,” as defined below. Refer to Schedule A for application of the Code to various security types.

“Employee” means an MSIM employee as well as his/her spouse or domestic partner, dependents and other persons for whom the employee, employee’s spouse or domestic partner contributes substantial financial support.

“Employee Securities Accounts” are any accounts in your own name and other accounts you could be expected to influence or control, in whole or in part, directly or indirectly, whether for securities or other financial instruments, and that are capable of holding Covered Securities, whether or not such capability is utilized. Employee Securities Accounts include:

4 Stable NAV Money Market Funds is defined in the Money Market Funds Policy and Procedures (Rule 2a-7)).

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•	accounts owned by you;

•	accounts owned by your spouse or domestic partner;

•	accounts owned by your children or other relatives of you or your spouse or domestic partner who reside in the same household as you or to whom you contribute substantial financial support (e.g., a child in college that is claimed as a dependent on your income tax return or who receives health benefits through you);

•	accounts where you obtain benefits substantially equivalent to ownership of securities;

•	accounts that you or the persons described above could be expected to influence or control, such as:

▪	joint accounts;
▪	family accounts;
▪	retirement accounts;
▪	corporate accounts;
▪	trust accounts for which you act as trustee where you have the power to effect investment decisions or that you otherwise guide or influence;
▪	arrangements similar to trust accounts that benefit you directly;
▪	accounts for which you act as custodian; and
▪	partnership accounts.

“Exempt Securities” are securities that are not subject to the pre-clearance or holding requirements but are subject to reporting requirements of the Code and can be reported via the Reportable Accounts Disclosure System. Examples of Exempt Securities requiring disclosure include:

•	Bankers’ acceptances, bank certificates of deposit and commercial paper;
•	Investment grade, short-term debt instruments, including repurchase agreements (which for these purposes are repurchase agreements and any instrument that has a maturity at issuance of fewer than 366 days that is rated in one of the two highest categories by a nationally recognized statistical rating organization);
•	Direct obligations of the U.S. Government[5];
•	Shares held in money market funds;
•	Variable insurance products that invest in funds for which MSIM does not act as adviser or sub-adviser;
•	Open-end mutual funds for which MSIM does not act as adviser or sub-adviser; and

5 Includes securities that are backed by the full faith and credit of the U.S. Government for the timely payment of principal and interest, such as Ginnie Maes, U.S. savings bonds, and U.S. Treasuries, and equivalent securities issued by non-U.S. governments.

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•	Broad-Based ETFs.

Refer to Schedule A for application of the Code to various security types and additional requirements for Morgan Stanley Asia Limited employees who hold a Hong Kong Type 9 license.

“Firm” means Morgan Stanley, MSIM’s parent company.

“Fully Managed Account” means an account (including fully managed Individual Savings Accounts (“ISAs”) and an account managed on a discretionary basis by a professional financial adviser or investment adviser (e.g., a robo adviser)) for which an MSIM employee has authorized a professional financial advisor or investment manager, in its sole discretion, to acquire and dispose of assets held in the account. The MSIM employee may not make, directly or indirectly, any investment decision, be made aware of any such decisions before transactions are executed by the advisor or manager, or otherwise direct the advisor or manager to effect any transactions in the account. A Fully Managed Account is not considered an Employee Securities Account.

“Hong Kong Type 9 License Holder” means MSIM public side Investment Personnel housed in Hong Kong entity Morgan Stanley Asia Limited who holds a Hong Kong Type 9 license.

“Investment Personnel” means (i) MSIM employees and any other Covered Persons who obtain or have access to information concerning investment recommendations made to any Client; and (ii) any persons designated as Investment Personnel by Compliance.

“IPO” means an initial public offering of equity securities registered with the U.S. Securities and Exchange Commission or a foreign financial regulatory authority.

“Morgan Stanley Broker” means a broker-dealer affiliated with Morgan Stanley.

“Morgan Stanley Investment Management” or “MSIM” means the companies and businesses comprising Morgan Stanley’s Investment Management Division, but not including the Private Side. See Schedule B for a list of those legal entities that comprise MSIM for purposes of the Code.

“Morgan Stanley securities” means equity, preferred and debt securities issued by Morgan Stanley, but excludes structured products, such as equity-linked or credit- linked notes.

“Mutual Funds” means (i) all open-end mutual funds; and (ii) similar pooled investment vehicles established in non-U.S. jurisdictions, such as registered investment trusts in Japan. For purposes of the Code, Mutual Fund does not include shares of open-end money market mutual funds (unless otherwise advised by Compliance).

“Outside Activity” means any organized or business activity conducted by a MSIM employee outside of MSIM. This includes, but is not limited to, participation on a board of directors or advisory board, including that of a charitable organization, working part-time outside of MSIM, establishing a holding company for investments, establishing an LLC that invests in rental properties, or forming a limited partnership.

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“Portfolio Managers” means MSIM employees who are primarily responsible for the day-to-day management of a Client portfolio.

“Private Investment” means a securities offering that is exempt from registration under certain provisions of the U.S. securities laws and/or similar laws of non-U.S. jurisdictions. It includes investments in hedge funds, private equity funds, limited partnerships, real estate, peer to peer lending clubs and private businesses.

“Proprietary or Sub-advised Mutual Fund” means any open-end Mutual Fund for which MSIM acts as investment adviser or sub-adviser.

“Research Analysts” are MSIM employees who are assigned to make investment recommendations to, or for the benefit of, any Client portfolio.

E.	Grounds for Disqualification from Employment

Pursuant to the terms of Section 9 of the Company Act, no director, officer or employee of MSIM may become, or continue to remain, an officer, director or employee of MSIM without an exemptive order issued by the U.S. Securities and Exchange Commission, if such director, officer or employee:

•	within the past ten years has been convicted of any felony or misdemeanor (i) involving the purchase or sale of any security; or (ii) arising out of his or her conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the U.S. Commodity Exchange Act; or

•	is or becomes permanently or temporarily enjoined by any court from: (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the U.S. Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

You are obligated to immediately report any conviction or injunction described here to Compliance.

II.	TYPES OF ACCOUNTS/ACCOUNT OPENING REQUIREMENTS

A.	Employee Securities Accounts
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Generally, you must maintain all Employee Securities Accounts that may invest in Covered Securities at a Morgan Stanley Broker or a Firm-approved third party broker. Requirements may vary in non-U.S. offices. New MSIM employees or newly designated Covered Persons must disclose their account(s) within 30 calendar days of hire and transfer their Employee Securities Account(s) to a Morgan Stanley Broker/Firm-approved third party broker as applicable in non-US jurisdictions, at their own expense, as soon as practicable (generally within 60 calendar days of becoming a Covered Person). Failure to do so is considered a significant violation of this Code.

Opening a Morgan Stanley Brokerage Account. When opening an account, you must notify the Morgan Stanley Broker that you are an Employee and that your account must be coded as an employee or employee-related account.

B.	Fully Managed Account*

You may open a Fully Managed Account if the account meets the standards set forth below. In certain circumstances and with approval from Compliance, you may appoint non-Morgan Stanley managers (e.g., trust companies, banks or registered investment advisers) to manage your account.

In order to establish a Fully Managed Account, you must grant the manager complete investment discretion over your account. Pre-clearance is not required for trades in this account; however, you may not participate, directly or indirectly, in individual investment decisions or be made aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as indicating industries in which you desire to invest, the types of securities you want to purchase or your overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments. To the extent that you become aware of a proposed transaction by the manager in these types of accounts or have personally directed or asked another person to direct trades in these accounts, you are required to pre-clear the transaction prior to execution of the trade by the manager. If the account is managed by a Firm other than Morgan Stanley, you must submit a request in the Outside Business Interests System (the “OBI System”) and arrange for duplicate copies of trade confirmations and statements to be sent to Compliance.

Annually, MSIM employees will be required to attest that they have not made, directly or indirectly, any individual investment decision related to such managed account(s), nor have they directed another person to make such investments without first pre-clearing those transactions in accordance with Section III.

*Pursuant to local regulation, employees of MSIM Private Limited and IM Public Side employees of the Global In-house Centers as listed in Schedule B are prohibited from opening fully managed accounts.

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C.	Other Morgan Stanley Sponsored Accounts[6]

You do not have to pre-clear participation in Morgan Stanley Sponsored Accounts with Compliance. However, you must disclose participation in any of these plans as part of the quarterly reporting process upon initial participation, and in annual certifications.

Examples of Morgan Stanley Sponsored Accounts include, but are not limited to, the following:

Employee Stock Purchase Plan (ESPP) (no new contributions)

Employee Stock Ownership Plan (ESOP)

Employee Incentive Compensation Plan (EICP)

Morgan Stanley Compensation Incentive Program (MSCIP)

Morgan Stanley 401(k) (401(k) Plan)

D.	Non-Morgan Stanley Accounts

Exceptions to the requirement to maintain Employee Securities Accounts at a Morgan Stanley Broker are rare and require Compliance approval. If your request is approved, you will be required to ensure that duplicate confirmations and statements are sent to Compliance. Requirements may vary in non-U.S. offices.

If you open an outside account without obtaining the required Compliance pre-approval, you must immediately disclose it to Compliance. You may be required to close such account.

Maintaining a non-Morgan Stanley 401(k) plan or similar account that permits you to trade covered securities must be approved by Compliance.

E.	Individual Savings Accounts (“ISAs”) for employees of MSIM Ltd.

Fully Managed ISAs (i.e., an independent manager makes the investment decisions) may be established and maintained without the prior approval of Compliance, provided that you exercise no influence or control on stock selection or other investment decisions. Non-discretionary ISAs (including single company ISAs), where you make investment decisions, may only be established and maintained as long as the account is pre-approved by Compliance, duplicate statements are supplied to Compliance and applicable reporting requirements are met. Once a Fully Managed ISA is established, it must be disclosed to Compliance in the OBI System.

6 The definition of Morgan Stanley Sponsored Accounts does not include Employee Securities Accounts

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F.	Mutual Fund Accounts

You may open an account for the purpose of transacting in open-end Mutual Funds, including Sub-Advised and Proprietary Mutual Funds (i.e., an account directly with a fund transfer agent) without prior approval from Compliance; however, these accounts are subject to reporting requirements of the Code and should be reported via the Reportable Accounts Disclosure System.

G.	Issuer Purchase Plans

You may open an account directly with an issuer to purchase its shares, such as a dividend reinvestment plan, or “DRIP,” by submitting the DRIP Form to your local Compliance group and pre-clearing the initial purchase and any sales. You must also report DRIP holdings to Compliance as part of the annual certification process.

H.	Investment Clubs

You may not participate in or solicit transactions on behalf of investment clubs in which members pool their funds to make investments in securities or other financial products.

I.	529 Plans

You do not have to obtain approval from Compliance to participate in a 529 plan; however, these plans should be reported via the Reportable Accounts Disclosure System.

III.	TRADE PRE-CLEARANCE/RESTRICTIONS
A.	General

You are required to pre-clear all personal securities transactions in Covered Securities, other than transactions in Proprietary or Sub-advised Mutual Funds. Transactions involving Exempt Securities, including Proprietary and Sub-Advised Mutual Funds, do not require pre-clearance. Should an employee be made aware of a proposed transaction in a Fully Managed account or have personally directed, or asked another person to direct a trade in a Fully Managed account, the employee is required to pre-clear that trade prior to execution. See the Securities Transaction Matrix attached as Schedule A for additional information about when pre-clearance is required. In keeping with the general principles and objectives of the Code, Compliance, in its sole discretion, may refuse to grant approval of a personal securities transaction, without specifying a reason for the refusal.

Personal trade requests will be denied if there is an open order for any Client in the same security or related security at the time the personal trade request is submitted. Exceptions are granted if the Covered Security is being purchased or sold for a passively-managed index fund or index portfolio.

Any transaction that is prohibited by the Code may be required to be reversed and any profits (or any differential between the sale price of the personal security transaction and the subsequent purchase or sale price by a Client during the relevant period) subject to disgorgement. See “Enforcement and Sanctions” below.

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B.	Initiating a Transaction

Pre-clearance is obtained by entering your trade request into the Trade Pre-Clearance system (type “IMTPC/” into your intranet browser). Upon completion of the necessary checks and approval workflows, you will receive a system generated email notification advising whether your trade request has been approved or rejected..

C.	Pre-Clearance Valid for One Day Only

If your trade request is approved, such approval is valid only for the day on which it is granted7. Any transaction not completed on that day will require a new approval. This means that open orders, such as limit orders and stop-loss orders, must be pre-cleared each day until the transaction is effected. 8

D.	Restrictions and Requirements for Portfolio Managers and Investment Personnel

No purchase or sale transaction may be made in any Covered Security or a related investment (i.e., derivatives) by a Portfolio Manager for a period of seven calendar days before or seven calendar days after the Portfolio Manager purchases or sells the security on behalf of a Client. A Portfolio Manager may request an exception from the blackout period if the Covered Security was traded for an index fund or index portfolio.

Investment Personnel who have knowledge of a Portfolio Manager’s trading activity are subject to the same seven day blackout period. Investment Personnel must obtain approval from their manager or his/her designee prior to obtaining pre-clearance by Compliance.

E.	Employees Designated to be “Above the Wall”

MSIM employees in the MSIM Legal and Compliance Division and the MSIM Global Risk & Analysis are designated to be “Above the Wall” (“ATW”) and their personal securities transactions are subject to additional pre-clearance checks with the Control Group. Other employees may also be subject to the ATW checks as deemed necessary by Compliance.

F.	Transacting in Morgan Stanley Securities

Transacting in, including the gifting of, Morgan Stanley securities must take place during designated window periods. Consult MS Today for the window period announcement prior to trading. Except as noted below for Access Persons, if you are transacting in Morgan Stanley securities through a brokerage account, you are not required to pre-clear the transaction with Compliance. Similarly, you do not have to pre-clear transactions in Morgan Stanley securities sold out of your Morgan Stanley Sponsored Accounts. All other holding and reporting requirements for Covered Securities still apply.

7 The day that you receive an email informing you that the trade request was approved.

8 In the case of trades in international markets where the market has already closed, transactions must be executed by the next close of trading in that market.

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As noted above, transactions in Morgan Stanley securities effected by MSIMJ employees are subject to a six month holding period.

Additional Restrictions for Access Persons Transacting in Morgan Stanley Securities. All transactions in Morgan Stanley securities must occur during the designated 30-day open window period each quarter. Compliance communicates the open and closed window periods applicable to Access Persons each quarter. During an open window period, Access Persons are required to pre-clear transactions in Morgan Stanley securities through the trade preclearance system, IMTPC. This includes transactions made in the Morgan Stanley stock fund of the 401(k) Plan or shares held externally from previous Firm-sponsored plans (e.g., Computershare, Equiniti).

Positions in Morgan Stanley securities must be held for a minimum of 30 calendar days. A six-month holding period applies to the Firm’s Management and Operating Committee members for positions in Morgan Stanley securities. Shares received as part of equity-based compensation are exempt from the holding period requirements. You are prohibited from buying or selling Morgan Stanley securities if you are in possession of material, non-public information regarding Morgan Stanley.

G.	Trading Derivatives

You may not trade futures, forward contracts, including currency forwards, physical commodities and related derivatives, over-the-counter warrants or swaps. You are prohibited from selling (“writing”) a put. The following is a list of permitted options trading:

Call Options

Listed Call Options. You may purchase a listed call option if the call option has a “period to expiration” of at least 30 calendar days from the date of purchase and you hold the call option for at least 30 calendar days prior to sale. If you choose to exercise the option, you must also hold the underlying security delivered pursuant to the exercise for 30 calendar days.

Covered Calls. You may also sell (or “write”) a call option only if you have held the underlying security (in the corresponding amount) for at least 30 calendar days.

Put Options

Listed Put Options. You may purchase a listed put option if the put option has a “period to expiration” of at least 30 calendar days from the date of purchase and you hold the put option for at least 30 calendar days prior to sale. If you purchase a put option on a security you already own, you may exercise the put once you have held the underlying security for 30 calendar days. If you purchase a put on a security that you do not own, you may not exercise the put; and must sell the option prior to its expiration date.

You must obtain pre-clearance from Compliance to exercise an option or purchase or sell an option.

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H.	Other Restrictions

Primary and Secondary Public Offerings. You and your Employee Securities Account(s) are generally prohibited from purchasing any equity security in an initial or secondary/follow on public offering. In addition, unless otherwise notified by Compliance, you may not purchase an equity security that is part of a primary or secondary public offering that the Firm is underwriting or selling until the distribution has been completed. This restriction does not apply to rights issuances to which Employee Securities Accounts would be entitled with regard to their existing holdings. Note that this restriction also applies to your immediate family, regardless of whether the securities are purchased into an Employee Securities Account.

Purchases of new issue debt are permitted, provided such purchases are pre-cleared by Compliance and meet other relevant requirements of the Code.

Short Sales. You may not engage in short selling of Covered Securities.

Restricted List. You may not transact in Covered Securities that appear on the Firmwide Restricted List. Please check the Restricted List at the time of submitting a TPC request.

Cross Trades: MSIM employees are not allowed to engage in cross trades or pre-arranged trades between MSIM funds or accounts and the MSIM employee’s Security Accounts.

Changes to normal settlement cycles: Hong Kong Type 9 License Holders are not permitted to make changes to normal settlement cycle or delay settlement for any trades in Employee Security Accounts.

I.	Other Activities Requiring Pre-Clearance

The following activities also require pre-clearance:

•	Outside Activities
•	Transactions in Private Investments
•	Political Contributions

J.	Additional Large Trading Clearance for Employees in Asia Pacific and Japan

Before executing a securities transaction that exceeds USD 500,000 (or its currency equivalent) or where the cumulative value of current transaction and all transactions in the same issuer within a 30 day calendar window exceeds USD 500,000 (or its currency equivalent), all MSIM employees in Asia Pacific and Japan are required obtain additional large trade pre-clearance by completing the form in the policy link provided below and email a copy to “asialargetrades”:

Additional Large Trade Clearance for Employee Trades in Asia Pacific

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Additional Large Trade Clearance for Employee Trades in Japan

Please note this approval requirement is in addition to the Trade pre-clearance requirement via the TPC system referred to in Section B above.

IV.	HOLDING REQUIREMENTS AND REPURCHASE LIMITATIONS
A.	Proprietary and Sub-advised Mutual Funds

You may not redeem or exchange Proprietary or Sub-Advised Mutual Funds until at least 30 calendar days from the purchase trade date.

B.	Covered Securities

You may not sell a Covered Security until you have held it for at least 30 calendar days. If you sell a Covered Security, you may not repurchase the same security for at least 30 calendar days.

C.	Holding Requirements Specific to MSIMJ Employees

When selling equity and equity-linked notes, Covered Persons at MSIMJ must hold such instruments for at least six months; however, Compliance may grant an exception if the instruments are held for at least 30 calendar days from the date of purchase. This includes transactions in Morgan Stanley securities.

D.	Holding Requirements Specific to HK Type 9 License Holder Employees

All personal account investments (including Exempt Securities) made by Hong Kong Type 9 License Holders are required to be held for a minimum of 30 calendar days.

V.	REPORTING REQUIREMENTS

A.	Initial Reporting and Certification

When you commence employment with MSIM or otherwise become a Covered Person, you must provide an Initial Disclosure Form (the “Initial Report”) to Compliance no later than 10 calendar days after you become a Covered Person. The information you provide must not be more than 45 calendar days old from the day you became a Covered Person and must include:

•	the title and type, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of any Covered Security;

•	the name of any broker-dealer, bank or financial institution where you maintain an account in which any securities are held;
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•	any Outside Activities; and

•	the date you submitted the Initial Report.

All new Covered Persons will receive training on the principles and procedures of the Code. As a Covered Person, you must also certify that you have read, understand and agree to abide by the terms of the Code, including but not limited to, the disclosure of Outside Accounts, Outside activities and Private Investments that are required to be logged in the Outside Business Interest system within 30 calendar and the transfer or closure of the account within 60 days of hire. If you have any questions, contact your local Compliance group.

B.	Quarterly Reporting and Certification

You must submit a Quarterly Transaction Report to Compliance no later than 30 calendar days after the end of each calendar quarter, or in accordance with regulatory requirements applicable to your region. The Quarterly Report must contain the information set forth below.

•	For transactions in an Employee Security Account during the previous quarter you must provide:

•	the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of any Covered Security;

•	the nature of the transaction (i.e. purchase, sale or other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker-dealer or bank with or through which the transaction was effected; and

•	the date you submitted the Quarterly Report.

You do not have to submit a Quarterly Transaction Report if it would duplicate information provided in broker trade confirmations or account statements that Compliance already receives or may access.

•	For any new account established by you during the previous quarter in which any securities are held for your direct or indirect benefit, you must provide:
•	the name of the broker-dealer, bank or financial institution with which you established the account;
•	the date the account was established; and
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•	the date you submitted the Quarterly Transaction Report.

A reminder to complete the Quarterly Transaction Report will be provided to you by Compliance.

C.	Annual Reporting and Certification

You must update, as applicable, and certify to the following information on an annual basis (the “Annual Report”):

•	a list of your current Morgan Stanley brokerage account(s);

•	a list of all securities and principal amount beneficially owned by you in these account(s);

•	a list of all your approved Outside Activities, including non-Morgan Stanley brokerage accounts, Private Investments and Outside Activities;

•	a list of all other investments you hold outside of Morgan Stanley (such as DRIPs, other 401(k) accounts and any securities held in certificate form);

•	a list of broker-dealers, banks or financial institutions with which you maintain an account in which any securities are held; and

•	that you have not made, directly or indirectly, any individual investment decision related to such managed account(s), nor have you directed another person to make such investments without first pre-clearing those transactions in accordance with Section III.

The information in the Annual Report must not be more than 45 calendar days old from the day you submit it to Compliance. You must also certify that you have read and agree to abide by the requirements of the Code and that you are in compliance with the Code.

The link to the Annual Report will be provided to you by Compliance.

Hong Kong Type 9 License Holders are required to submit their holdings annually and semi-annually in October and April each year.

VI.	OUTSIDE ACTIVITIES AND PRIVATE INVESTMENTS

A.	Approval to Engage in an Outside Activity

You may not engage in any Outside Activity, regardless of whether or not you receive compensation or are asked to engage in such activity by the Firm, without prior approval from Compliance. If you receive approval, it is your responsibility to notify Compliance immediately if any conflict or potential conflict of interest arises in the course of the Outside Activity or if the nature of the activity changes, materially. In addition, and as part of the Annual Certification of Employees, you are required to review/edit each disclosure for completeness and accuracy.

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Examples of an Outside Activity include providing consulting services, organizing a company, giving a formal lecture or publishing a book or article, accepting compensation from any person or organization other than the Firm, serving as an officer, employee, director, partner, member, or advisory board member of a company or organization not affiliated with the Firm, whether or not related to the financial services industry (including charitable organizations or activities for which you do not receive compensation), setting up a holding company for investments or investing in rental properties. For U.S. registered Employees only, real estate investments that generate rental income require disclosure in the OBI System, unless the property is also used by the Employee as a primary, secondary or vacation residence. Generally, Compliance will not approve any Outside Activity related to the securities or financial services industry other than activities that reflect the interests of the industry as a whole and that are not in competition with those of the Firm.

In the case of employees of Morgan Stanley AIP GP LP (“AIP”), where serving on an advisory board for a company in which AIP invests is part of the AIP employee’s roles and responsibilities as an employee of AIP, such service shall not be considered an Outside Activity and approval via the OBI System is not required. The relevant senior business managers are responsible for approving Employees to serve on advisory boards, documenting such approvals, maintaining a list of such Employees, and reviewing the list in consultation with the relevant Compliance officers at least annually.

A request to serve on the board of any company, particularly the board of a public company, will be granted in very limited instances only. If you receive approval, your directorship may be subject to the implementation of information barrier procedures to isolate you from making investment decisions for Clients concerning the company in question, as applicable.

B.	Approval to Invest in a Private Investment

You may not invest in a Private Investment of any kind without prior approval from Compliance. Private Investments include investments in privately held corporations, limited partnerships, tax shelter programs, hedge funds (including those sponsored by Morgan Stanley or its affiliates), and holding companies (i.e. LLC, LP, S-Corp, C-Corp, etc.).

For SG-licensed employees, it is prohibited to conduct (by way of outside activity or private investment) the following non-financial advisory activities:

-	Carrying on moneylending business
-	Organising, promoting or conducting any casino marketing arrangement
-	Being involved in the real estate agency business
-	Marketing any investment that is not an investment product
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C.	Pre-Clearance Process

You may request pre-clearance of Outside Activities and Private Investments by typing “OBI” into your intranet browser.

VII.	CONSULTANTS AND TEMPORARY WORKERS

Consultants and other temporary workers who fall under the definition of a Covered Person by virtue of their duties and responsibilities with MSIM must adhere to the following:

•	Initial, quarterly and annual reporting;

•	Provision of duplicate trade confirmations and account statements to Compliance for transactions in any Covered Security;

•	Prohibition against participating in any IPOs;

•	Pre-clearance of Outside Activities and Private Investments.

Certain Consultants or temporary workers may be required to pre-clear all personal securities transactions in Covered Securities. Consultants or temporary workers that are hired for positions lasting more than one year or are otherwise classified as a Covered Person by their assignment contacts/managers or Complinace are required to transfer brokerage accounts to a Morgan Stanley Broker or Firm approved third party broker as applicable to the respective jurisdiction.

VIII.	REVIEW, INTERPRETATIONS AND EXCEPTIONS

Compliance is responsible for administering the Code and reviewing your Initial, Quarterly and Annual Reports. Compliance has the authority to make final decisions regarding Code policies and may grant an exception to a policy as long as it determines that no abuse or potential abuse is involved. Exceptions are granted only in rare and unusual circumstances, such as financial hardship. You must contact Compliance with any questions regarding the applicability, meaning or administration of the Code, including requests for an exception, in advance of any contemplated transaction.

IX.	Enforcement AND SANctions

Violations of the Code are reported to the Head of MSIM Compliance and senior management and, on a quarterly basis, to the applicable funds’ board of directors. We may issue letters of warning/education or impose sanctions as appropriate, including notifying your manager, issuing a reprimand (orally or in writing), restricting your trading privileges, reducing your discretionary bonus, if any, requiring reversal of a trade made in violation of the Code or other applicable policies, or taking other disciplinary action, including, but not limited to, suspension or termination of your employment. Violations are considered on a cumulative basis. The foregoing sanctions are intended to be guidelines only. Compliance, in its discretion, may recommend alternative actions if deemed warranted by the facts and circumstances of each situation. MSIM management, including the Head of MSIM Compliance, is authorized to determine the choice of actions to be taken in specific cases.

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Sanctions may vary based on applicable law and regulatory requirements in your jurisdiction.

X.	RELATED POLICIES

In addition to this Code, you are also subject to the policies and procedures documented in the Compliance Manual applicable to your region; the Global Employee Trading Investing and Outside Business Activities Policy; the Morgan Stanley Code of Conduct; the Global Confidential and Material Non-Public Information Policy; the Policy on U.S. Political Contributions and Activities; and the IM Global Gifts, Entertainment and Charitable Giving Policy (requirements may vary in non-U.S. offices).

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SCHEDULE A

SECURITIES TRANSACTION MATRIX

TYPE OF SECURITY	Pre-Clearance Required (via TPC)	Reporting Required	30 Calendar days Holding Period Required
Covered Securities
Pooled Investment Vehicles:
Closed-End Funds	Yes	Yes	Yes
Open-End Mutual Funds advised by MSIM	No	Yes	Yes
Open-End Mutual Funds sub-advised by MSIM	No	Yes	Yes
Money Market Funds with Stable NAV	No	Yes	No
Unit Investment Trusts	No	Yes	No
Exchange-Traded Funds (ETFs) (other than Broad-Based ETFs)	Yes	Yes	Yes
Broad-Based ETFs[9]	No	Yes	Yes
Exchange-Traded Notes (ETNs)	Yes	Yes	Yes
Hedge Funds	Yes	Yes	Yes
Equities:
Morgan Stanley securities[10]	No	Yes	Yes
Common Stocks	Yes	Yes	Yes
Listed depository receipts e.g. ADRs, ADSs, GDRs	Yes	Yes	Yes
DRIPs[11]	Yes	Yes	Yes
Stock Splits	No	Yes	No
Rights	Yes	Yes	Yes
Stock Dividend	No	Yes	No
Warrants (Listed and Exercised)	Yes	Yes	Yes
Preferred Stock	Yes	Yes	Yes
Listed Real Estate Investment Trusts (REITs)	Yes	Yes	Yes
Initial Public Offerings (equity IPOs) and Secondary/ Follow on offerings	PROHIBITED
Private Investments in Public Equity Securities (PIPES)	PROHIBITED
Derivatives:
Morgan Stanley (stock options)	Yes	Yes	Yes
Common Stock Options	Yes	Yes	Yes
Forward Contracts (including currency forwards)	PROHIBITED

9 Employees must refer to a list of Broad-Based ETFs which may be found here.

10 Employees may transact in Morgan Stanley securities during designated window periods. In addition, the pre-clearance of transactions in Morgan Stanley securities is required for all Access Persons.

11 Automatic purchases for dividend reinvestment plan are not subject to pre-approval requirements.

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Commodities Contracts	PROHIBITED
OTC warrants or swaps	PROHIBITED
Futures	PROHIBITED
Fixed Income Instruments:
Fannie Mae	Yes	Yes	Yes
Freddie Mac	Yes	Yes	Yes
Corporate Bonds	Yes	Yes	Yes
Convertible Bonds (converted)	Yes	Yes	Yes
Municipal Bonds	Yes	Yes	Yes
New Issues (fixed income)	Yes	Yes	Yes
High Yield Securities		PROHIBITED
Private Investments (e.g. limited partnerships)	Yes	Yes	N/A
Private Investments and Outside Activities:
Private Investments (e.g., limited partnerships)	Yes (via OBI)	Yes	N/A
Outside Activities	Yes (via OBI)	Yes	N/A
Investment Clubs	PROHIBITED
Exempt Securities:
Mutual Funds (open-end) not advised or sub-advised by MSIM	No	Yes

No*

(Except for Hong Kong SFC Type 9 licensed employees as 30 calendar days holding period is required for all personal account investments in securities including exempt securities for such employees)

US Treasury/Sovereign Debt[12]	No	Yes
Brokerage CDs	No	Yes
Money Market Funds	No	Yes
GNMA	No	Yes
Commercial Paper	No	Yes
Bankers’ Acceptances	No	Yes
Investment Grade Short-Term Debt Instruments[13]	No	Yes

12 Sovereign debt securities rated AA or higher.

13 For these purposes, repurchase agreements and any instrument that has a maturity at issuance of fewer than 366 days that is rated as investment grade by a nationally recognized statistical rating organization.

* Yes: for Hong Kong SFC Type 9 licensed employees as 30 calendar day holding period is required for all personal account investments in securities including exempt securities

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INVESTMENT MANAGEMENT DIVISION

(Excluding Private Side)

Registered Investment Advisers

Morgan Stanley Investment Management Inc.

Morgan Stanley AIP GP LP

Morgan Stanley Investment Management Limited (MSIM Ltd.)

Morgan Stanley Investment Management Company (Singapore)

Registered Commodity Pool Operator/Commodity Trading Advisor

Ceres Managed Futures LLC

Investment Advisers that are not registered

Morgan Stanley Investment Management Private Limited (MSIM Private Limited) (with respect to Public Side Investment Management Employees only)

Morgan Stanley Investment Management (Australia) Pty Limited

Morgan Stanley Asia Limited (MSAL) (with respect to Public Side Investment Management Employees only)

Morgan Stanley Investment Management (Japan) Co., Ltd. (MSIMJ)

Private Investment Partners, Inc.

Broker-Dealer

Morgan Stanley Distribution Inc.

Transfer Agent

Morgan Stanley Services Company Inc.

Global In-house Centers (India)

Morgan Stanley Advantage Services Pvt. Ltd. (with respect to Public Side Investment Management Employees only)

Morgan Stanley Solutions India Pvt. Ltd. (with respect to Investment Management Public Side Employees only)

Others:

MSIP Seoul Branch (“MSK”) (with respect to Public Side Investment Management Employees only)

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